FIRST AMENDMENT TO THE SHORE BANCSHARES, INC. DEFERRED COMPENSATION PLAN THIS FIRST AMENDMENT to the Shore Bancshares, Inc. Deferred Compensation Plan (the “Plan”) is made by Shore Bancshares, Inc. (the “Company”) on February 1, 2022. RECITALS: A. The Company adopted the Plan on January 1, 2019. B. The Company may amend the Plan in accordance with paragraph 10. C. The Company desires to amend the Plan to modify vesting for future retainer fees. NOW, THEREFORE, the Company hereby amends the Plan as follows: Paragraph 6 shall be replaced in its entirety with the following: 6. Vesting. (a) Participant Compensation. Except for a Director’s retainer fees earned in the 2023 Plan Year and each subsequent Plan Year, each Participant shall be fully vested at all times in all deferred Compensation, at the time such Compensation is credited to the Participant’s Account. Commencing with the 2023 Plan Year, a Director’s retainer fees shall become one hundred percent (100%) vested on the first anniversary of the date such retainer fees are credited to the Participant’s Account. For example, retainer fees credited to an Account on February 1, 2023 shall become 100% vested on February 1, 2024. (b) Employer Discretionary Contributions. Participants receiving Employer Discretionary Contributions shall vest in the contribution at a rate to be determined by the Company at such time as the Company credits an Employer Discretionary Contribution to a Participant’s Account. In the event the Company fails to designate a vesting period at the time of crediting an Employer Discretionary Contribution, such contribution shall vest on the third anniversary of the date the Employer Discretionary Contribution is credited to the Account. (c) Vesting Acceleration. Notwithstanding the foregoing vesting schedules, Participants shall immediately fully vest in all retainer fees and Employer Discretionary Contributions upon the occurrence of any of the following events: death, Disability, attainment of age sixty-six (66), or a Change in Control. Any Employer Discretionary Contributions, whether vested or unvested, shall be forfeited upon a Separation from Service due to Cause. Except as otherwise amended by this First Amendment, all provisions of the Plan shall remain in full force and effect and the Plan and this First Amendment shall be construed together and considered one and the same agreement.

The Company executes this First Amendment as of the date first written above. SHORE BANCSHARES, INC.: By: Title: Printed Name: